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THE LOEWEN GROUP INC.
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         (NYSE, TSE, ME: LWN)                          NEWS


Investor contacts:                               Media Contact:
                                                 Dave Laundy, Vice President,
Dwight Hawes, Vice President, Finance            Corp. Communications
Chris Hunter, Director, Investor Relations       Tel: (604) 293-7857
The Loewen Group Inc.
Tel: (800) 347-7010


                              FOR IMMEDIATE RELEASE

                      LOEWEN GROUP ANNOUNCES CASH DIVIDENDS
                         ON COMMON AND PREFERRED SHARES

VANCOUVER, BC, December 8, 1997 -- The Loewen Group Inc. announced today that a cash dividend of US $0.10 per share on the Company's Common shares has been declared payable on January 20, 1998 to shareholders of record at the close of business on January 6, 1998. For Canadian shareholders, the dividend will be paid in Canadian funds converted at the Bank of Canada noon exchange rate on January 6, 1998. It is expected that the Common shares will begin trading ex-dividend on January 2, 1998.

The Company also announced today that the scheduled quarterly cash dividend of Cdn. $0.375 per share on the Company's 6 percent cumulative Redeemable Convertible First Preferred shares, Series C has been declared payable on January 2, 1998 to shareholders of record on December 22, 1997. It is expected that the preferred shares will begin trading ex-dividend on December 18, 1997.

With corporate offices in Vancouver and Philadelphia, The Loewen Group Inc. is the second largest and fastest growing funeral home and cemetery operator in North America in terms of revenues and assets. The Company employs approximately 17,000 people and owns or operates more than 1,000 funeral homes, over 450 cemeteries and 50 crematoriums across the United States and Canada. Over 90 per cent of the Company's revenue is derived from the United States.

The Loewen Group's website is located at http://www.loewengroup.com